================================================================================

                                 Exhibit No. 11

                                  IMATRON INC.
                       Computation of Per Share Earnings
                 (Amounts in thousands, except per share data)
                                  (Unaudited)


                                                           March 31,   March 31,
                                                             1995        1994
                                                             ----        ----
PRIMARY

Average shares outstanding                                   53,779       48,763
Conversion of preferred stock
         Net effect of dilutive stock options                 6,539       10,039
              based on the treasury stock method
              using the average market price                  1,456        1,744
         Net effect of dilutive stock warrants
              based on the treasury stock method
              using the average market price                    773          573
                                                            -------      -------
                                    TOTAL                    62,547       61,119
                                                            =======      =======

         Net income                                         $ 2,316      $   595
                                                            =======      =======

         Net income per share                               $  0.04      $  0.01
                                                            =======      =======




FULLY DILUTED

         Average shares outstanding                          53,779       48,763
         Conversion of preferred stock                        6,539       10,039
         Net effect of dilutive stock options
              based on the treasury stock method
              using the year end market price                 1,560        2,119
         Net effect of dilutive stock warrants
              based on the treasury stock method
              using the year end market price                   795          636
                                                            -------      -------
                                    TOTAL                    62,673       61,557
                                                            =======      =======

         Net income                                         $ 2,316      $   595
                                                            =======      =======

         Net income per share                               $  0.04      $  0.01
                                                            =======      =======


================================================================================
                                       11